Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE

1. Scope of Agreement. This Separation Agreement and General Release (“Agreement”), covers all understandings between Giorgio D’Urso (“D’Urso”) and IVAX Diagnostics, Inc. (“IVAX”), relating to D’Urso’s employment and separation from employment with IVAX. When used herein the term “IVAX” also includes any or all current or former affiliated corporations, parent corporations, partnerships, divisions and subsidiaries, and the officers, directors, shareholders, employees, agents, attorneys, successors and assigns of IVAX.

2. Separation Date. D’Urso’s separation from employment in the form of a voluntary resignation will be effective as of the date he signs this agreement. On the next regular pay day, D’Urso will be paid his earned salary through the Separation Date, less applicable payroll deductions, which covers all of IVAX’s payroll obligations to D’Urso. D’Urso acknowledges that no other compensation, vacation pay, bonus, sick pay, personal day pay, or any other money is or will be owed to D’Urso by IVAX. D’Urso’s participation in the existing IVAX group health plan will cease December 31, 2007, after which time D’Urso will have the right to continue his group health insurance under COBRA. D’Urso’s rights pursuant to COBRA will be sent to D’Urso under separate cover.

3. IVAX Consideration. For and in consideration of the promises made by D’Urso in Paragraph 4 of this Agreement, IVAX agrees as follows:

(a)	IVAX agrees to pay to D’Urso the total sum of $495,000.00, less applicable payroll deductions. In addition, should D’Urso choose to continue his group heath insurance under COBRA, IVAX will pay the monthly insurance premiums on D’Urso’s behalf until the earlier of six months or until D’Urso becomes covered under another group health plan. D’Urso shall advise IVAX in writing immediately if he becomes so covered. D’Urso acknowledges that these are amounts D’Urso is not otherwise entitled to receive absent this Agreement. D’Urso understands that no payment will be disbursed until both parties have executed the Agreement and the seven-day revocation period set forth in paragraph 8 has expired.

(b)	IVAX agrees that all public filings and statements made by IVAX will reflect that D’Urso voluntarily resigned his positions at IVAX and that his separation from IVAX was amicable.

(c)	IVAX agrees to respond to all reference checks concerning D’Urso with a neutral reference. A neutral reference is understood to include dates of employment, position(s) held, and salary only.

(d)

With the limited exception noted below, IVAX unconditionally releases, forever discharges, waives, and holds harmless D’Urso from each and every claim, cause of action, right, liability, or demand of any kind and nature, in law or equity, whether or not presently known to exist, including, without limitation, those claims arising from, or relating to, D’Urso’s employment or separation from employment with IVAX. This provision does not, however, encompass claims asserting violations by D’Urso of federal securities laws, rules, or regulations, including, without limitation, the Sarbanes-Oxley Act. Other than the limited claims excluded, this release is a full and final bar to any claims IVAX may have against D’Urso.

4. D’Urso Consideration. For and in consideration of the promises made by IVAX in Paragraph 3 of this Agreement, D’Urso agrees as follows:

(a)	D’Urso agrees to voluntarily resign as director, officer, employee, or from any other positions held with IVAX as of the effective date of this Agreement.

(b)	D’Urso unconditionally releases, forever discharges, waives, and holds harmless IVAX from each and every claim, cause of action, right, liability, or demand of any kind and nature, in law or equity, whether or not presently known to exist, including, without limitation, those claims arising from, or relating to, D’Urso’s employment or separation from employment with IVAX. This general release is a full and final bar to any claims D’Urso may have against IVAX, including, without limitation, any claims:

(i)	arising from D’Urso’s employment, pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of IVAX;

(ii)	relating to the separation of D’Urso’s employment with IVAX or the surrounding circumstances thereof;

(iii)	relating to any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for D’Urso;

(iv)	arising from any alleged violation of any and all federal, state or local laws, including, but not limited to, claims under the Civil Rights Act of 1866, 1871, 1964, and 1991, Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Occupational Safety and Health Act, the Immigration Reform Control Act of 1986, the Age Discrimination in Employment of 1967, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1989, the Florida Civil Rights Act, the Americans with Disabilities Act of 1990, retaliation under the Workers’ Compensation statutes, (as any of these laws may have been amended) and/or any other labor, employment, or anti-discrimination laws; and/or

(v)	based on any contract, tort, (including, but not limited to, defamation, slander, libel, etc.), whistleblower, personal injury, or wrongful discharge theory.

(c)	D’Urso also waives his right to recover in any action which may be brought on his behalf by any person or entity, including, but not limited to, any governmental department or agency such as the Equal Employment Opportunity Commission, the Florida Commission on Human Relations or the Department of Labor. This Agreement does not prohibit the filing of a charge with a government agency, but this Agreement does release any claim which D’Urso may have for monetary relief, reinstatement, or for any other remedy for D’Urso, arising out of any proceeding before any government agency or court. If any agency or court should take jurisdiction over any matter in which D’Urso has a personal interest, whether initiated by D’Urso or otherwise, D’Urso will promptly inform that agency or court that this Agreement constitutes a full and final settlement by D’Urso of all claims released under this Agreement.

(d)	D’Urso also agrees and promises that he has not engaged in any disparaging conduct directed at IVAX, and that he shall refrain from making any derogatory statements and/or engaging in any disparaging behavior, and from directing anyone else to make any derogatory statements and/or engaging in any disparaging behavior, directed at or relating to IVAX and any of IVAX’s employees in the future.

(e)	D’Urso also agrees that this Agreement does not, and shall not be construed to, constitute an admission by IVAX of any violation of any federal, state or local statute or regulation, or any violation of any of D’Urso’s rights or of any duty owed by IVAX to D’Urso.

(f)	D’Urso agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against IVAX unless pursuant to a lawful subpoena issued to D’Urso, except this will not apply for any federal, state, or local administrative agency investigation. If such a subpoena is issued, D’Urso will immediately notify IVAX and provide it with a copy of the subpoena.

(g)	D’Urso understands and agrees that, effective on the date of D’Urso’s separation, D’Urso is no longer authorized to incur any expenses or obligations or liabilities on behalf of IVAX.

(h)	D’Urso agrees to return all property belonging to IVAX. D’Urso agrees that he will not disclose any information obtained from D’Urso’s employment with IVAX that is considered proprietary and confidential, and D’Urso agrees not to disclose such information to anyone at any time.

(i)	D’Urso further agrees that he will not directly or indirectly, divulge or disclose, for any purpose whatsoever, any information regarding IVAX’s business, including but not limited to, trade secrets, systems, procedures, marketing techniques, manuals, cost information, price determination procedures, confidential reports and lists, customer lists, and other confidential information such as employment history and earnings statements, obtained by or disclosed to him as a result of his employment with IVAX.

(j)	D’Urso agrees that, for a period of twelve (12) consecutive months following separation of employment with IVAX, D’Urso shall not be employed or retained by, own, manage, consult, join, control, or act on behalf of any business in competition with IVAX Diagnostics, Inc., or its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. For purposes of this provision, competing businesses are defined as those developing, manufacturing or marketing diagnostic reagents, instrumentation or software, wherever located.

(k)	D’Urso agrees that, for a period of twelve (12) consecutive months following separation of employment with IVAX, D’Urso shall not directly or indirectly employ, attempt to employ, or solicit for employment any other employees of IVAX Diagnostics, Inc., or its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. that have been separated from employment for less than six months, for any business providing the same or similar services as IVAX Diagnostics, Inc., Diamedix Corporation, Delta Biologicals S.r.l. or ImmunoVision, Inc.

(l)	D’Urso acknowledges that he has legal obligations pursuant to applicable federal and state securities laws, rules and regulations and agrees that he shall at all times comply with all applicable federal and state securities laws, rules and regulations.

5. Attorneys’ Fees and Costs. In the event that either party commences an action for damages, injunctive relief, or to enforce the provisions of the Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorneys’ fees and all costs including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

6. Modification. This Agreement contains the entire agreement of the parties hereto and there are no agreements, understandings or representations made by IVAX or D’Urso, except as expressly stated herein, regarding this matter. This Agreement supersedes all prior agreements and understandings between IVAX and D’Urso regarding this matter, including specifically the Employment Agreement dated October 1, 1998, and the Amendments to that Agreement dated February 24, 2004 and July 13, 2005. However, this Agreement does not affect any non-competition, non-solicitation, and non-disclosure/confidentiality agreements between D’Urso and IVAX. No cancellation, modification, amendment, deletion, addition or other changes in this Agreement or any provision hereof or any right herein provided shall be effective for any purpose unless specifically set forth in a subsequent written agreement signed by both D’Urso and an authorized representative of IVAX.

7. Time to Consider. D’Urso is hereby advised to consult with an attorney before signing this Agreement. D’Urso has forty-five (45) days from the date he received this Agreement in which to consider and accept this Agreement by signing and returning this Agreement to David A. Buchsbaum, at Fisher & Phillips LLP, 450 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301. D’Urso may, however, accept this Agreement at any time within those 45 days.

8. Effective Date. Both parties acknowledge that this Agreement will not become effective or enforceable until seven (7) days from the date that D’Urso signs this Agreement. During this seven (7) day period, D’Urso may revoke this Agreement. If D’Urso or D’Urso’s attorneys do not advise IVAX in writing within such seven (7) day period of his intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven (7) days. D’Urso’s notice of intent to revoke this Agreement must be submitted to David A. Buchsbaum, at Fisher & Phillips LLP, 450 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, by 5:00 p.m. on the seventh day of the signing of the Agreement.

9. Construction. D’Urso agrees that he has been given a reasonable and sufficient time period within which to consider this Agreement, and fully understands its terms, content and effect. Having had the opportunity to obtain the advice of legal counsel to review and comment upon this Agreement, D’Urso agrees that this Agreement shall be construed as if the parties jointly prepared it so that any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

10. Severability and Waiver. The parties agree that the covenants of this Agreement are severable and that if any single clause or clauses shall be found unenforceable, the entire Agreement shall not fail but shall be construed and enforced without any severed clauses in accordance with the terms of this Agreement. The parties also agree that any failure by any party to enforce any right or privilege under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein. This Agreement is covered by the laws of the State of Florida.

11. Execution. This Agreement may be executed in one or more counter-parts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument.

12. Adequacy of Consideration. The parties further acknowledge the adequacy of the additional consideration provided herein by each to the other, that this is a legally binding document, and that they intend to be bound by and faithful to its terms.

13. Venue and Forum Selection: The parties agree that any legal action to enforce this Agreement or to seek a judicial declaration regarding the validity of any provision of this Agreement shall be brought in Miami-Dade County, Florida.

-You Are Advised To Consult An Attorney Before Signing This Agreement-

I hereby accept and agree to abide by this Agreement:

By:	/s/ Giorgio D’Urso	Date:	January 3, 2008
Giorgio D’Urso

IVAX Diagnostics, Inc.

By:	/s/ Kevin D. Clark	Date:	January 3, 2008
Kevin D. Clark,
Chief Operating Officer

To be Signed by D’Urso upon Receipt of Agreement:

I hereby acknowledge that I received a copy of this Separation Agreement and General Release on this 3rd day of January, 2008, and was informed that I have up to 45 days from this date to consider it before signing.

/s/ Giorgio D’Urso
Giorgio D’Urso